Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors of

Forest Oil Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 relating to the Forest Oil Corporation 1999 Employee Stock Purchase Plan of our report dated March 15, 2005 with respect to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Forest Oil Corporation. Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards Nos. 145, 143 and 142.

KPMG LLP

Denver, Colorado

August 26, 2005